EXHIBIT 10.56

October 10, 2013

William Hart
Perth, Australia

PERSONAL & CONFIDENTIAL

Dear Bill:

This letter details the terms and conditions applicable to your international position in Cleveland, USA (the “Host Country”), and is a follow up to the letter dated July 17, 2013.

This letter does not create nor imply a contract of employment but simply seeks to confirm the conditions which pertain to your international position. Your position is terminable, for or without cause, by you or the Company, subject to the terms and conditions of the Policy (incorporated herein by reference) of Cliffs Natural Resources Inc. (“COMPANY”).

This letter is intended to be an overview of your benefits:

Position: SVP, Chief Strategy and Marketing Officer
Position Effective Date:     April 30, 2013
Expected Length of Assignment: Permanent Relocation
Assignment Policy Type: Permanent Assignment
Home Country/Point of Origin: Perth, Australia
Host Country: Cleveland, Ohio
Family Size at Host: One
Family Size for Home Tax: Two
Family Status:    Married

Compensation

Cash Compensation: For the duration of this assignment, salary administration will be based on your Home Country policies and practices as well as your individual performance. In your case, your new salary effective April 1, 2013, is $450,000 AUD.

•	Beginning in 2013, your target Long Term Incentive award will be 0% - 175% of your base salary.

•	Beginning in 2013 and payable in 2014, his EMPI (Executive Management Performance Incentive) bonus award will be 70% of your base salary.

Tax Briefing / Consultation:
Prior to your international assignment, you are required to arrange and participate in a pre-assignment tax briefing with the tax service providers designated by the Company. The tax service providers will discuss with you the income tax consequences of the assignment including federal, state and local income taxes; social taxes; host country income and social taxes; tax audits. If you elect to participate in the Program, the tax service providers will discuss your role in the tax-sharing partnership with the Company. Should you elect to decline coverage under this Program you will discuss your expected tax responsibilities.
Assistance with basic tax planning will be available to you on a limited basis during the briefing without charge if you elect to participate in the Program. Additional personal financial or tax planning assistance is available from the tax service providers; however, the costs of these services will be your responsibility. Your Grant Thornton and Cliffs contacts are:
Ms. Lisa Vora
Manager, International Expatriate Services
Grant Thornton
E: Lisa.Vora@gt.com
P: 312.602.8471

Your Cliffs Tax Contact is:
Angela Stojkov
Cliffs Natural Resources
Director, International Tax
E: Angela.Stojkov@cliffsnr.com
P: 216.694.5317
Tax Equalization
If you elect Program coverage, you will be covered under the Company’s Tax Equalization Guidelines. The Tax Equalization Guidelines detail your tax partnership with the Company. (See attached copy.)
Tax Return Compliance (Home & Host)
The Company and its employees are expected to comply with all local statutory requirements that include, but are not limited to, tax filings of the Assignment country as well as home country tax requirements. Thus, you are responsible for all tax filings for your home country and host country locations. Through its tax advisors, the Company will assist in these areas as outlined in this Agreement. Your cooperation is mandatory. If you elect Program coverage, the Company will assist you with the tax filing requirements of the home and host countries.

Social Security (Totalization)
In certain circumstances, home and host country governments have agreements to avoid dual coverage of their Social Security programs which can result in paying into two (2) Social Security systems. Where applicable, the Company’s HR Manager will, on your behalf, request a Certificate of Coverage indicating your continued participation into the home-based Social Security system while you are on the Assignment. There is a totalization agreement between the home and host country.

Benefit Plans & Programs
While on the Assignment, you and your family will remain in your home country benefit plans where possible. If your home country benefit plans are not portable (e.g., medical coverage), you will be enrolled in the CIGNA International benefit plan.
Medical Program(s) – IF APPLICABLE: You will be enrolled in CIGNA International benefit plan that provides coverage for medical, dental and vision. The level of coverage, co-payments and deductibles are comparable to those of your current program. The monthly fee that you are currently paying will continue to be deducted as a contribution towards this international program.

Public Holidays: While on the Assignment, you will follow the host country holiday schedule. Should the annual total of host country holidays be less than the home country’s holidays, you may take the difference as additional vacation.

Human Resource Guidelines: While on the Assignment, you will continue to be subject to the Company’s U.S. Human Resource Guidelines.

Immigration Requirements: We will coordinate with our Immigration Services Provider to assist in obtaining the proper visas/work permits for you and your family. To the extent that you pay any visas, passport and/or immigration expenses personally, you will be reimbursed per the instructions provided to you.

Medical Examination(s): Prior to being transferred to the host location and generally as a part of the visa application process, you and your accompanying family members may be required to obtain medical clearance. This should be administered through the Company’s existing medical plan coverage. It is expected that most of the medical procedures will qualify under your current program with the exception of co-pays and deductibles.

Besides providing the necessary medical clearance, the examining physician will also determine the vaccinations and/or inoculations that you must obtain to gain entry into the host country, as well as for health preventive measures, for you and your accompanying family members.

The cost, including co-pays, of the medical examinations, vaccinations, inoculations, as well as any necessary or required procedures that are not met through your current medical plan, will be covered by the Company.

Relocation Elements

Travel to the Host Country: Your spouse will be eligible for two (2) round trip Business Class tickets per year to travel to the US. This benefit will be applicable for two (2) years from date of execution of this letter.

Movement of Personal Effects: The Company will reimburse you for baggage fees, including additional bags and overweight charges.

On Assignment

These allowances are paid only for the period up to one (1) year from the date of the executed letter.

Host Housing and Utilities: The Host Housing and Utilities budget is designed to provide an amount necessary to obtain rental housing in the Host Country. We have selected accommodations which should meet your personal lifestyle needs. If available, you will receive basic cable and phone services, any upgrades to your plans will be your responsibility. Cliffs will pay for an apartment for one year only. You will be responsible for the entire cost at the end of the first year.

Termination
In the event you voluntarily resign from Cliffs Natural Resources Inc. while on assignment, Cliffs Natural Resources Inc. will not assume the costs for return transportation to your Home Country or return shipment of personal effects except where mandated by law. Should you choose to remain in your host location and there is impact on your Host Country tax situation, your tax equalization calculation will assume that you returned to your Home Country within thirty (30) days of separation and that the only income earned was Company income.

In the event of involuntary termination during your international assignment, you will be repatriated and covered under your Home Country's severance policy, if any. The notice period will be thirty (30) days or the minimum period required by statute or employment agreement, whichever is greatest.

Upon termination of your employment, you are expected to settle all outstanding accounts with the Company and other business and government services at your host location. Any unsettled accounts that are paid by the Company, on your behalf, will be deducted from your final pay.

Conflict of Interest
By accepting this assignment, you understand and agree that you will not engage in any employment or business enterprise that would in any way conflict with the interests of Cliffs Natural Resources Inc. and/or Cliffs Natural Resources Inc. affiliated companies. We recommend that you refrain from any political activity while outside your Home Country.

Business Conduct and Ethics
While on assignment, the Company expects the highest standards of business and personal integrity. As an ambassador of the Company, the Company’s reputation depends on you exercising sound judgment in your behavior.

Governing Law
This letter, your global assignment, and your employment relationship are generally subject to, and governed by, the laws of the Home Country and in accordance with the terms of the Policy. This letter shall not be amended or supplemented unless in writing and signed by you and a duly authorized representative of your Home Country.

Confidentiality Requirement
This letter contains the total cash and benefits that you will receive while on assignment and no Host Country benefits other than those included in this letter are to be provided. By signing this letter, you agree to keep the terms of this Agreement confidential and not to disclose its content to anyone except your lawyer, immediate family, or your financial consultant, provided such persons agree in advance to keep the contents of this letter confidential and not to disclose it to others.
Best wishes to you in your position.

Sincerely,
/s/ JAMES R. MICHAUD
James R. Michaud
EVP, HR and Chief HR Officer

Please indicate your agreement by signing below and returning this letter to Kurt Holland, Director, Global Benefits as soon as possible.

I have reviewed the general terms and conditions of my international assignment outlined above and by signing below, accept those terms and conditions.

/s/ WILLIAM HART                16/10/2013
William Hart                         Date

Kurt Holland and Mary Schulte will be your primary contact for the administration of this assignment.

Lisa Vora at GrantThornton will be your primary contact for tax services during this assignment.

Cc: Global Mobility, Home HR, Host HR, Tax Services Provider